Exhibit 5.1

September 26, 2025

Odysight.ai Inc.

Suite 7A, Industrial Park

P.O. Box 3030

Omer, Israel 8496500

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (as may be amended, the “Registration Statement”) filed by Odysight.ai Inc., a Nevada corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale from time to time by the selling stockholders listed in the Registration Statement of up to an aggregate of 2,144,583 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issued in a private placement in July 2024 (the “Shares”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Registration Statement and all exhibits thereto; (ii) the Company’s Amended and Restated Articles of Incorporation, as amended to date (the “Articles”); (iii) the Company’s Amended and Restated Bylaws, as amended to date (the “Bylaws”); (iv) certain resolutions of the Board of Directors of the Company and committees of the Board of Directors of the Company relating to the authorization and issuance of the Shares and related matters; and such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials. In addition, we have also assumed that, at the time of the issuance of the Shares that all requirements of the substantive laws of the state of Nevada, including judicial interpretations of such laws, the Articles, and the Bylaws will be complied with when the Shares are issued.

We do not express any opinion herein concerning any law other than the corporation laws of the State of Nevada and the federal law of the United States. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

Greenberg Traurig, P.A. | Attorneys at Law
Azrieli Center, Round Tower | 132 Menachem Begin Road, 30th Floor | Tel Aviv, Israel 6701101 | T +1 +972 (0) 3 636 6000 | F +1 +972 (0) 3 636 6010

www.gtlaw.com

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A. | Attorneys at Law
www.gtlaw.com